EXHIBIT 1.1

BYLAWS OF GAFISA S.A.

ADOPTED ON APRIL 15, 2008 – ENGLISH FREE TRANSLATION

GAFISA S.A.
CNPJ/MF nº 01.545.826/0001-07
NIRE 35.300.147.952

Publicly-held Company

CVM nº 01610-1

CHAPTER I - NAME, HEADQUARTERS, PURPOSE AND DURATION

Article 1. Gafisa S.A. (the “Company”) is a joint-stock publicly-held company, ruled by these Bylaws and by the applicable legal provisions.

Article 2. The Company´s headquarters and jurisdiction are located in the city of São Paulo, State of São Paulo, and it may, by the Board of Directors´ resolution, change the headquarters address, as well as open, transfer and extinguish branches, agencies, offices, warehouses, sales offices and any other establishments in any location within the Brazilian territory or overseas.

Paragraph 1. The power to open, transfer and extinguish branches, agencies, offices, warehouses, sales offices and any other establishments in any location within the Brazilian territory or overseas described in the heading of Article 2 may, by the Board of Directors’ resolution, be delegated to the Chief  Executive Officer.

Article 3. The Company´s purposes are: (i) to promote and manage its own or third parties´ real estate developments of any kind; (ii) to purchase, sell and negotiate real estate in general; (iii) to perform civil construction and provide civil engineering services; and (iv) to develop and implement marketing strategies related to its own or third parties´ real estate developments.

Sole Paragraph. The Company may hold interests in any other entities, in Brazil or abroad, by means of resolution of the Board of Directors, considering the exception foreseen on item “f” of Article 27.

Article 4. The Company´s duration is indeterminate.

CHAPTER II - CAPITAL STOCK AND SHARES

Article 5. Company´s corporate capital is of R$ 1,221,971,027.16, completely paid-in and divided into 132,587,893 common shares, all nominative, book-entry and without par value.

Paragraph 1. It is on the shareholders´ account the cost of share transfer services charged by the bookkeeper, in compliance with the limits possibly determined by the current legislation.

Paragraph 2. Each common share entitles its holder one voting right in the General Meeting’s resolutions.

Paragraph 3. The Company may not issue preferred shares or beneficiary parties.

Paragraph 4. For purposes of reimbursement, the share value shall be determined based on the Company’s economic value, defined in an appraisal conducted by a specialized company appointed and chosen in compliance with the provisions in the Article 45 of Law Noº 404/76.

Article 6. The capital stock may be increased irrespective of amendment to the Bylaws pursuant to a resolution of the Board of Directors, which shall establish the conditions for the issuance, up to a limit of two hundred million (200,000,000) common shares.

Sole Paragraph. The Company may, within the authorized capital limit and by the General Meeting’s resolution, grant a call option on behalf of (i) its administrators and employees, (ii) individuals who provide services to it or (iii) a company under its control.

Article 7. The Company may reduce or exclude the term for the preemptive right exercise in the issue of shares, debentures convertible into shares or subscription bonus, whose placement is carried out by means of sale in stock exchanges, public subscription or swap for shares in mandatory public offering of control acquisition under the terms of the Articles 257 to 263 of Law #6,404/76. There shall not be a preemptive right in the granting and in the exercise of the call option, pursuant to the provisions in the Paragraph 3 of the Article 171 of Law Noº 404/76.

CHAPTER III - GENERAL MEETING

Article 8. The General Meeting shall meet, on an ordinary basis, in the first 4 (four) months following the end of the fiscal year and, on an extraordinary basis, whenever required by social interests or the law.

Paragraph 1. The General Meeting shall be called under the terms of the law. Regardless of call formalities, the General Meeting with the attendance of all the shareholders shall be considered regular.

Paragraph 2. The General Meeting shall be instated and chaired by the Chairman of the Board of Directors or, in his absence, by a shareholder appointed by the General Meeting. The Chairman of the General Meeting shall choose one of the attending members to be his secretary.

Article 9. In addition to the matters provided for by the law, it shall be incumbent upon the General Meeting:

(a) to resolve on the Company´s withdrawal from the Novo Mercado of the São Paulo Stock Exchange – BOVESPA (“Novo Mercado”), which shall be communicated to the São Paulo Stock Exchange – BOVESPA in written, 30 (thirty) days in advance;

(b) to choose, among the institutions qualified and indicated in a three-name list by the Board of Directors, the one which shall be responsible for the preparation of the appraisal report of the Company´s shares for purposes of withdrawal from the Novo Mercado, cancellation of publicly-held company registration or mandatory public offering of share acquisition, in compliance with the provisions in the Article 10; and

(c) to solve the cases omitted in these Bylaws, in compliance with the provisions of Law #6,404/76.

Sole Paragraph. In the event of cancellation of publicly-held company registration or withdrawal from the Novo Mercado , either for the Company´s shares to be registered for trading out of the Novo Mercado or due to corporate reorganization of which the resulting company is not admitted for trading in the Novo Mercado , the public offering to be carried out by the Controlling Shareholder or the Company, as applicable, shall have as minimum price to be offered the value corresponding to the economic value determined in the appraisal report referred to in item (b) of this Article 9, pursuant to the provisions in the Novo Mercado Listing Rules.

Article 10. The choice of the specialized institution or company responsible for the determination of the Company´s Economic Value, referred to in the Article 9, item “b” of these Bylaws, shall be made, not taking into account the blank votes, by the majority vote of shareholders representing Outstanding Shares who attend the respective General Meeting, which, if instated in the first call, shall count on the attendance of shareholders representing at least 20% of the total Outstanding Shares or, if instated in the second call, may count on the attendance of any number of shareholders representing the Outstanding Shares.

Paragraph 1. For purposes of the provisions in these Bylaws, it is understood by:

“Outstanding Shares” all the shares issued by the Company, except shares held by the Controlling Shareholder, by persons bound to him/her, by the Company´s administrators or those held in treasury;

“Controlling Shareholder” the shareholder or Group of Shareholders that exercises the Company´s Control Power;

“Group of Shareholders” the group of two or more persons (a) that are bound by contracts or agreements of any nature, including shareholders´ agreements, oral or written, either directly or by means of Subsidiaries, Holding Companies or under Common Control; or (b) among whom there is a Control relation, either directly or indirectly; or (c) that are under Common Control; or (d) that represent a common interest. Examples of persons representing a common interest are (i) a person that holds, directly or indirectly, a stake equal or higher than 15% (fifteen percent) of the capital stock of the other person; and (ii) two persons that have a third investor in common who holds, directly or indirectly, a stake equal or higher than 15% (fifteen percent) of the capital stock of both persons. Any joint-ventures, investment funds or clubs, foundations, associations, trusts, condominiums, cooperatives, security portfolios, universalities of rights, or any other means of organization or undertaking, incorporated in Brazil or overseas, shall be considered as part of the same Group of Shareholders whenever two or more among such entities: (x) are administrated or managed by the same legal entity or by parties related to the same legal entity; or (y) have in common the majority of its administrators; “Control Power” (as well as its correlated terms “Holding Company”, “Subsidiary”, “under Common Control” or “Control ”) means the power effectively used to manage the social activities and guide the operation of the Company´s bodies, directly or indirectly, actually or legally. There is a relative presumption of control ownership regarding the person or the Group of Shareholders that owns shares ensuring the absolute majority vote of shareholders attending the past three General Meetings of the Company, even he/she does not own shares ensuring the absolute majority of the voting capital; and

“Control Power Exercise in a Diffuse Manner” the Control Power exercised by a shareholder holding less than 50% (fifty percent) of the Company´s capital stock, as well as by shareholders who are not members of the Group of Shareholders.

Article 11. In the assumptions of the Company´s withdrawal from the Novo Mercado or cancellation of publicly-held company registration, the costs incurred with the preparation of the appraisal report referred to in item (b) of the Article 9 shall be fully supported by the Controlling Shareholder or, as applicable, by the Company, if the Company becomes an issuer.

CHAPTER IV - MANAGEMENT

SECTION IV.I. - GENERAL RULES

Article12. The Company´s management is incumbent upon the Board of Directors and the Board of Executive Officers.

Article 13. The members of the Board of Directors and the Board of Executive Officers shall be invested in their respective positions within thirty days counted from the respective appointment dates, by means of signature of an instrument of investiture in the Company´s records, remaining in their positions up to the investiture of the new elected administrators. Sole Paragraph. The investiture of the members of the Board of Directors and the Board of Executive Officers in their respective positions is conditioned (i) to previous subscription of the Administrators´ Instrument of Agreement referred to in the Novo Mercado Listing Rules; and (ii) to the compliance with the Manual for Disclosure and Use of Information and Policy for Trading of Securities Issued by the Company, by means of the signature of the respective instrument.

Article 14. The Board of Directors may determine the creation of advising committees aimed at assisting the respective members of the Board of Directors, as well as define the respective composition and specific attributions.

Article 15. The General Meeting shall determine, individually or globally, the compensation of the administrators and members of the advising committees of the Company. IF the determination takes place on a global basis, it shall be incumbent upon the Board of Directors to define the amounts to be individually paid. It shall also be incumbent upon the Board of Directors to distribute, as applicable, the profit sharing established by the General Meeting.

SECTION IV.II. - BOARD OF DIRECTORS

Article 16. The Board of Directors is comprised of at least 5 (five) and at the most 9 (nine) sitting members (alternate ones may be elected), all shareholders, elected and dismissed at any time by the General Meeting, with an unified term of office of 2 (two) years. Reelection is allowed.

Article 17. At least 20% of the sitting members of the Board of Directors shall be Independent Members.

Paragraph 1. When, due to the compliance with the percentage referred to in the caput of this Article 17, a fraction number of board members takes place, there shall be rounding to the whole number: (i) immediately higher, when the fraction is equal or higher than 0.5, or (ii) immediately lower, when the fraction is lower than 0.5.

Paragraph 2. For purposes of these Bylaws,” Independent Member” is the one who: (i) does not have any bond to the Company, except a stake; (ii) is not a Controlling Shareholder, spouse or relative, up to second level, of the Controlling Shareholder, or is not or have been not, in the past 3 years, bond to a corporation or entity related to the Controlling Shareholder (people bound to public institutions for education and/or research are excluded from this restriction); (iii) has no been, in the past 3 years, an employee or an executive officer of the Company, the Controlling Shareholder and a corporation controlled by the Company; (iv) is not a supplier or buyer, direct or indirect, of services and/or products of the Company, in an extend that implies loss of independence; (v) is no an employee or administrator of a corporation or entity offering or demanding services and/or products to the Company; (vi) is not spouse or relative, up to second level, of any administrator of the Company; and (ii) does not receive another compensation from the Company besides the one for board member (dividends in cash coming from capital interest are excluded form these restriction).

Paragraph 3. Those elected by means of permission provided for in the paragraphs 4 and 5 of the Article 141 of Law Noº 404/76 shall also be considered Independent Members.

Article 18. The Board of Directors shall have a Chairman, who shall be elected by majority vote of the sitting members. In the event of impairment or temporary absence of the Chairman, the chair shall be taken by the member previously appointed by the Chairman or, in the lack of previous appointment, by whoever the other members may appoint.

Article 19. The Board of Directors shall meet at least on a quarterly basis. The meetings of the Board of Directors shall be summoned by the Chairman, or at least by 2 sitting members, by means of a written call containing, in addition to the place, date and time of the meeting, the agenda. The Board of Directors´ meetings shall be summoned at least 5 days in advance. Regardless of call formalities, the meeting with the attendance of all the Board of Directors members shall be considered as regular.

Article 20. The instatement quorum of the Board of Directors’ meetings shall be comprised of 4 members. The resolutions shall be taken by majority vote of the attending members, and it shall be incumbent upon the Chairman, in addition to his personal vote, the casting vote.

Paragraph 1. The Board of Directors’ decisions shall be in minutes which shall be signed by the members attending the meeting.

Paragraph 2. The board members may be represented in the Board of Directors’ meetings by other member to whom special powers have been granted. The members may also participate in these meetings through conference call or video conference, considering as attending the meeting and confirming their vote through a written statement submitted to the Chairman by letter, facsimile or electronic mail right after the end of the meeting. Once the statement is received, the Chairman shall be invested of full powers to sign the minutes of the meeting on behalf of the referred member.

Article 21. It is incumbent upon the Board of Directors, without limiting the other incumbencies attributed by law and by these Bylaws:

(a) to determine the general guidance of the Company´s businesses;

(b) to approve the Company´s annual operating budget and business plan, as well as any possible changes in them (certainly that, while the new budget or plan is not approved, the budget or plan previously approved shall prevail);

(c) to attribute, from the global amount of the compensation determined by the Board of Directors, the monthly fees to each one of the members of the Company´s management and the advising committee, pursuant to the provisions in the Article 15 of these Bylaws;

(d) to elect and dismiss the Company´s Executive Officers and determine their attributions, in compliance with the provisions in these Bylaws;

(e) to inspect the management of the Executive Officers, examine, at any time, the Company´s records and documents, as well as request information about agreements entered into or to be enter into or about any other acts;

(f) to determine the general compensation criteria and the benefit policies (indirect benefits, profit and/or sales sharing) of the administrators and high level employees (such as superintendents or similar management positions) of the Company and the corporations in which the Company has made an investment, directly or indirectly;

(g) to previously approve the implementation or change of the long-term compensation incentive plan to employees;

(h) to call the General Meeting;

(i) to submit to the General Meeting an amendment proposal to these Bylaws;

(j) to manifest itself about the management report and the Board of Executive Officers´ accounts, as well as authorize the distribution of interim dividends;

(k) to attribute to the Company´s administrators their share in the net income computed in the Company´s balance sheets, including interim balance sheets, in compliance with the statutory and legal provisions and limitations;

(l) to authorize any change in the Company´s accounting or report presentation policies, except if required by the generally excepted accounting principles in the jurisdictions in which the Company operates;

(m) to choose and dismiss the Company´s independent auditors;

(n) to resolve on the issue of shares or subscription bonus up to the authorized capital limit, determining the issue price, the manner of subscription and payment and other conditions of the issue, also defining if a preference in the subscription shall be granted to shareholders in the assumption provided for in the Article 7 of these Bylaws;

(o) to resolve on the issue of simple debentures, not convertible into shares and without real guarantee;

(p) to approve the acquisition, by the Company, of shares issued by itself to be held in treasury or their cancellation;

(q) except if provided for in the annual budget or in the business plan in force, to approve the businesses or agreements of any nature between the Company and its shareholders and/or administrators, as well as between the Company and the controlling partners, directly or indirectly, of the Company´s shareholders;

(r) to previously authorize: (i) the execution, by the Company, of  any agreements (except for those performed with utilities concessionaires or others which obey uniform conditions), including, for example, for the acquisition of either corporate interests or assets; or (ii) the granting, by the Company, of in rem guarantee to the benefit of the Company, or in rem or personal guarantee, to the benefit of the Company subsidiaries or third parts, in the occasion that, in any of the circumstances described in items (i) or (ii), the transactions be contracted for a period exceeding 48 (forty eight) months or which value exceeds the highest value between R$15,000,000.00 or 1.5% of the Company´s total consolidated assets;

(s) to determine the headquarters address change, as well as open, transfer and extinguish branches, agencies, offices, warehouses, sales offices and any other establishments in any part of the Brazilian territory and overseas;

(t) to authorize the acquisition, disposal, transfer, assignment, taxation or other means of provision, at any bond, including transfer to the capital of other corporation, of a substantial part of the Company´s permanent assets, such as the Company´s assets on which its activity is based;

(u) to previously resolve on the presentation, by the Company, of a bankruptcy or court or out-of-court rebound request;

(v) to previously resolve on the proposal or closure of any court or arbitration process or procedure (except if in the ordinary course of business); and

(w) to determine the three-name list of qualified institutions to be presented to the General Meeting for purposes of the provisions in the paragraph 4 of the Article 5 of these Bylaws, and regarding the preparation of the appraisal report of the Company´s shares for purposes of withdrawal from the Novo Mercado, cancellation of publicly-held company registration or public offering for acquisition of shares.

SECTION IV.III. - BOARD OF EXECUTIVE OFFICERS

Article 22. The Board of Executive Officers is the Company´s representation body, and it is incumbent upon it to practice all the social business management acts.

Article 23. The Board of Executive Officers is not a joint committee, and it may, however, meet, whenever necessary, at the Chief Executive Officer’s discretion, who shall also chair the meeting, to deal with operating aspects.

Sole Paragraph. The Board of Directors´ meeting shall be instated with the attendance of the executive officers representing the majority of the Board of Executive Officers members.

Article 24. In the event of vacancy in the position of executive officer, or impairment of the sitting member, it shall be incumbent upon the Board of Directors to elect a new executive officer or appoint an alternate member among the remaining executive officers, determining, in any case, the management term and the respective maturities.

Article 25. The Board of Executive Officers is comprised of at least 2 (two) and at the most 8 (eight) executive officers, shareholders or not, domiciled in Brazil, elected and dismissed by the Board of Directors, with a term of office of 3 (three) years. Reelection is allowed.

Article 26. Among the executive officers, one shall be appointed as the Chief Executive Officer, one as the Chief Financial Officer, one as the Investor Relations Officer and the other ones shall not have a specific designation. Accumulation of functions is allowed.

Article 27. It is incumbent upon the Chief Executive Officer: (a) to submit to the approval of the Board of Directors the working plans and annual budgets, the investment plans and the new programs to expand the Company and its subsidiaries, promoting its execution under the approved terms; (b) to prepare the Company´s operating strategies and guidelines and establish the criteria to execute the resolutions of the General Meeting and the Board of Directors, with the participation of the other executive officers; (c) to supervise all the Company´s activities; (d) to coordinate and inspect the Board of Executive Officers´ activities, by calling and presiding over their meetings; (e) to perform other duties attributed thereto by the Board of Directors; and (f) to approve the incorporation and acquisition of corporate interests in special purpose entities (“SPEs”) and/or consortiums which have as object the promotion, administration, development, construction and trading of real state enterprises, once approved, by the Board of Directors, the development of such enterprises.

Article 28. It is incumbent upon the Investor Relations Officer, in addition to the other duties defined by the Board of Directors, the provision of information to investors, to the Brazilian Securities and Exchange Commission and to the São Paulo Stock Exchange - BOVESPA, as well to keep updated the Company´s record in conformity with the applicable rules of the Brazilian Securities and Exchange Commission.

Article 29. It is incumbent upon the Chief Financial Officer and upon each one of the Executive Officers without a special denomination the specific attributions entitled to them by the Board of Directors.

Article 30. The Company shall be represented and shall only be considered validly obligated by act or signature of: (a) any two executive officers; (b) any executive officer jointly with an attorney in fact; or (c) two attorneys in fact with specific powers.

Paragraph 1. The Company shall be represented, on an isolated basis, by any executive officer, without the formalities provided for in this Article 30, for purposes of court process or notice and rendering of personal deposition.

Paragraph 2. The powers of attorney shall always be granted or repealed by any two Executive Officers, who shall establish the powers of the attorney in fact and, except the powers of attorney granted for court purposes, shall not have a term higher than 1 (one) year.

CHAPTER V - FISCAL COUNCIL

Article 31. The Fiscal Council shall only be instated at the shareholders´ request and has incumbencies, responsibilities and duties defined by the law. The operation of the Fiscal Council shall end in the first Annual General Meeting after its instatement. Reelection is allowed.

Article 32. The Fiscal Council is comprised of 3 (three) sitting members and the same number of alternate members, elected by the General Meeting.

Paragraph 1. The compensation of the Fiscal Council members shall be determined by the General Meeting that elects them.

Paragraph 2. The investiture of the Fiscal Council members is conditioned to previous subscription of the Instrument of Agreement of the Fiscal Council Members referred to in the Novo Mercado Listing Rules.

Article 33. The Fiscal Council shall meet whenever necessary, by means of a call of any of its members, drawing up its resolutions in minutes.

CHAPTER VI - FISCAL YEAR, BALANCE SHEET AND RESULTS

Article 34. The fiscal year shall begin on January 1 and end on December 31 of each year. At the end of each fiscal year and each calendar quarter, the financial statements provided for by the law shall be prepared.

Article 35. The Company, by resolution of the Board of Directors, may draw up midyear, quarterly or monthly balance sheets, as well as declare dividends on the account of the earnings computed in these balance sheets. The Company, by resolution of the Board of Directors, may also declare interim dividends on the account of existing retained earnings or profit reserves in the last annual or midyear balance sheet.

Paragraph 1. The dividends distributed under the terms of this Article 35 shall be attributed to the mandatory dividend.

Paragraph 2. The Company shall make the payment of interest on own capital, on the account of the annual or interim dividends.

Article 36. Possible accrued losses and income tax provision shall be deducted from the net income for the year, before any interest.

Paragraph 1. The statutory interest of the administrators shall be calculated from the amount verified in the manner set forth in the main section of Article 36 above, until the maximum legal limit, and shall be distributed in accordance with the parameters to be established by the Board of Directors.

Paragraph 2. Out of the net income for the year, after the deduction mentioned in the previous paragraph, the following shall be allocated:

(a) 5% (five percent) to the legal reserve, until reaching 20% (twenty percent) of the paid-up capital or the limit foreseen in paragraph 1 of Article 193 of Law No. 6,404/76;

(b) out of the balance of net income for the year, obtained after the deduction mentioned in the previous paragraph and the allocation referred to in letter a) of this paragraph 2, and adjusted as provided for by Article 202 of Law Noº 404/76, 25% (twenty-five percent) shall be destined to the payment of mandatory dividend to all shareholders; and

(c) an amount not higher than 71.25% (seventy-one point twenty-five percent) of the net profits for creation of the Investment Reserve, with the purpose of financing the expansion of Company’s activities and of its controlled companies, including by means of subscribing capital increases or creating new projects, participating in consortiums or other types of association for the performance of the corporate purpose.

Paragraph 3. The reserve established in item “c” above may not exceed 80% (eighty per cent) of the corporate capital. If it reaches such limit, the General Meeting shall resolve on the destination of the balance, either by distributing it to the shareholders or using it for capital increases.

Paragraph 4. After the distribution provided for in the previous paragraph, the balance shall have the allocation approved by general meeting, after listening to the Board of Directors, in compliance with the applicable legal provisions.

CHAPTER VII - CONTROL AND DIFFUSE CONTROL POWER

Article 37. The disposal of the Company´s share control, both by means of a single operation and by means of successive operations, shall be contracted under condition precedent or dissolving condition, of which the control acquirer undertakes to carry out, in compliance with the conditions and terms provided for in the effective legislation and in the Novo Mercado Listing Rules, public offering for acquisition of shares from the other shareholders, by means of ensuring them equal treatment to the seller.

Article 38. The public offering referred to in the Article 37 shall also be carried out: (a) in the event of a remunerated assignment of subscription rights of shares and other bonds or rights related to securities convertible into shares that may result in the Disposal of the Company´s control; and (b) in the event of disposal of control of a corporation that holds the Company´s Control Power, and in this case the Selling Controlling Shareholder shall undertake to report to the São Paulo Stock exchange – BOVESPA the value attributed to the Company in this disposal and attach documentation proving this value.

Sole Paragraph. For purposes of the provisions in these Bylaws, it is understood by: “Control Disposal” the transfer to a third party, as compensation, of Control Shares; “Control Shares” the block of shares that ensures, directly or indirectly, their holders the individual and/or shared exercise of the Company´s Control Power; and “Selling Controlling Shareholder” the Controlling Shareholder, when he/she promotes the disposal of the Company´s control.

Article 39. Those who already hold the Company´s shares and may acquire the Share Control Power, due to a private purchase and sale agreement of shares entered into with the Controlling Shareholder, comprising any amount of shares, undertake to: (a) carry out the public offering referred to in the Article 37; (b) indemnify the shareholders from whom they have purchased shares on a stock exchange 6 (six) months prior to the date of the Control Disposal, to whom they shall pay the difference between the price paid to the Selling Controlling Shareholder and the amount paid on a stock exchange for the Company´s shares in this period, duly authorized; and (c) to take the adequate measures to reconcile the minimum percentage of 25% (twenty five percent) out of the total outstanding shares of the Company within the 6 (six) months subsequent to the acquisition of Control Power.

Article 40. The Company shall not record (i) any transfer of shares to the Control Power Purchaser or to those who may hold the Control Power, while they do not approve the Controlling Shareholders´ Instrument of Agreement; or (ii) any Shareholders´ Agreement that provides about the Control Power exercise without the approval, by its signatories, of the Controlling Shareholders´ Instrument of Agreement.

Sole Paragraph. For purposes of the provisions in these Bylaws, it is understood by: “Purchaser” the person to whom the Selling Controlling Shareholder transfers the Control Power in the Company´s Control Disposal; “Company´s Control Disposal” the transfer to a third party, as compensation, of Control Shares; and “Controlling Shareholders´ Instrument of Agreement” the instrument through which the new Controlling Shareholders or the shareholder(s) who may enter the Company´s control group undertake to personally submit and act in conformity with the Agreement of Participation in the Novo Mercado , with the Novo Mercado Listing Rules, with the Commitment Clause and with the Arbitration Rules, as the model in the Attachment C to the Novo Mercado Listing Rules.

Article 41. In the assumption the Control Power Exercise takes place in a Diffuse Manner: (a) whenever approved, at a General Meeting, the cancellation of publicly-held company registration, the public offering for acquisition of shares shall be carried out by the Company itself and, in this case, the Company may only acquire shares held by shareholders who have voted for the registration cancellation on a resolution at the General Meeting after acquiring the shares from the other shareholders who have not voted for the referred resolution and who have accepted the referred public offering; and (b) whenever approved, at a General Meeting, the Company´s withdrawal from the Novo Mercado , by registration for trading of shares out of the Novo Mercado or by corporate reorganization in which the Company´s shares, resulting from such organization, are not admitted for trading in the Novo Mercado , however the cancellation of publicly-held company does not take place, the public offering for acquisition of shares shall be carried out by the shareholders who have voted for the respective resolution at a General Meeting.

Article 42. In the assumption of having the Control Power Exercise in a Diffuse Manner, and BOVESPA establishes that the price of the securities issued by the Company is disclosed separately or that the trading of the securities issued by the Company is discontinued in the Novo Mercado due to the noncompliance with the obligations in the Novo Mercado Listing Rules, the Chairman of the Board of Directors shall call, up to 2 (two) days after the determination, only computing the days on which the circulation of the newspapers usually used by the Company takes place, an Extraordinary General Meeting for replacement of all the Board of Directors.

Paragraph 1. In the event the Extraordinary General Meeting, referred to in the caput of this Article 42, is not called by the Chairman of the Board of Directors in the established term, the meeting may be called by any shareholders of the Company.

Paragraph 2. The new Board of Directors elected at the Extraordinary General meeting, referred to in the caput and in the previous paragraph of this Article 42, shall remedy the noncompliance with the obligations in the Novo Mercado Listing Rules in the lowest possible term or in a new term granted by BOVESPA for this purpose, whichever is lower.

Article 43. In the assumption the Control Power Exercise in a Diffuse Manner and the Company´s withdrawal from the Novo Mercado take place due to the noncompliance with the obligations in the Novo Mercado Listing Rules resulting from: (a) resolution at the General Meeting, the public offering for the acquisition of shares shall be carried out by the shareholders who have voted for the resolution which implies the noncompliance; and (b) act or fact of the management, the Company shall carry out a public offering for the acquisition of shares for cancellation of publicly-held company registration aimed at all the Company´s shareholders. In the event the Company´s maintenance of publicly-held company registration is resolved at a general meeting, the public offering for the acquisition of new shares shall be carried out by shareholders who have voted for this resolution.

CHAPTER VIII - DISSOLUTION

Article 44. The Company shall enter into dissolution in the cases provided for by the law, and it is incumbent upon the General Meeting to set forth the manner of dissolution and the Fiscal Council which shall operate in the dissolution period. The election of the liquidator, or liquidators, and the determination of its power and compensation shall be incumbent upon the Board of Directors.

CHAPTER VIII - ARBITRATION

Article 45. The Company, its shareholders, administrators and members of the Fiscal Council undertake to decide, by means of arbitration, all and any dispute or disagreement which may arise among them, related or resulting, particularly, from the application, validity, effectiveness, interpretation, violation and its effects, of the provisions in Law # 6,404/76, in these Bylaws, in the rules issued by the Brazilian Monetary Council, by the Brazilian Central Bank, by the Securities and Exchange Commission, as well as in the other applicable rules to the general capital market operation, in addition to those in the Novo Mercado Listing Rules, in the Agreement of Participation in the Novo Mercado and in the Arbitration Rules of the Market Arbitration Chamber.

CHAPTER IX - GENERAL PROVISIONS

Article 46. The Company shall comply with the Shareholders´ Agreements registered under Article 118 of Law 6,404/76 and it shall be incumbent upon the management to refrain itself from registering transfers of shares contrary to respective instruments, and to the Chairman of general meetings and Board of Directors´ meetings to refrain himself from computing the votes breaching those agreements.

Article 47. The provisions in these Bylaws which result from the provisions in the Novo Mercado Listing Rules shall only be effective as of the date on which the Company publishes the Commencement Notice for the Primary Public Distribution of Shares, referring to the first public distribution of shares issued by the Company.